Exhibit 99.1

Digital Fusion Reports Third Quarter Results

    HUNTSVILLE, Ala.--(BUSINESS WIRE)--Nov. 7, 2003--Digital Fusion, Inc. (OTCBB:DIGF), a business and information technology (IT) services provider, today announced financial results for the third quarter ended September 30, 2003.

    Financial Comparisons

    For the quarter ended September 30, 2003, revenues were $1.7 million versus $2.1 million for the same quarter in the previous year. The decrease in revenues during the third quarter 2003 compared to the same period last year was primarily due to the reduction in IT spending by our customers. Net loss for the quarter ended September 30, 2003 was ($34,000) versus ($261,000) for the same quarter in the previous year. During the quarter ended September 30, 2003, accrued liabilities were reduced $91,000 as part of the quarterly review process. The net loss for the quarter ended September 30, 2003 excluding the liabilities reduction was ($125,000).
    For the nine months ended September 30, 2003, revenues were $4.9 million versus $7.5 million for the nine-month period in the previous year. The decrease in revenues during the nine months ended September 30, 2003 compared to the same period last year was primarily due to the reduction in IT spending by our customers. Net loss for the nine months ended September 30, 2003 was ($563,000) compared to net income for the nine months ended September 30, 2002 of $1,016,000. During the nine months ended September 30, 2002, the Company recorded a gain on forgiveness of legacy debts of $1.6 million and reduced its severance and restructuring accrual by $182,000. The net loss excluding these items for the nine months ended September 30, 2002 was ($751,000).

    Business Discussion

    Revenues between the second and third quarter of 2003 were flat at approximately $1.6 million. Consulting operating margins decreased slightly from 27% to 26.4% between the second and third quarter of 2003. However, the month of September 2003 consulting operating margin increased to 29%. Excluding the $91,000 gain from the accrued liabilities reduction, selling, general and administrative expenses as a percentage of revenue for the quarter ended September 30, 2003 fell to 29% from 37% and 33% in the first and second quarter respectively.
    Revenue from product sales through the company's General Services Administration (GSA) schedule for the quarter ended September 30, 2003 increased 300% to $174,000 compared to the second quarter 2003. The company expects to increase product revenue through its GSA schedule and commercially in fiscal year 2004. The company sells help desk management software to Information Technology buyers and follows up these sales by introducing the new clients to its consulting services offerings.

    Management Comments

    "I'm very pleased with Digital Fusion's continued operating improvements and steady progress, particularly in the month of September when we returned to profitability," said Nick Loglisci, Chairman of the Board. "The priority of the management team is properly set on increasing sales, keeping consultant utilization rates high and containing costs."
    "We are seeing growth in our commercial and government consulting pipelines," said Roy Crippen, president and chief executive officer. "We believe this is a result of our increased sales investment and, more importantly, technology spending beginning to increase. Customers are beginning to re-evaluate projects that were previously shelved due to lack of funding."

    About Digital Fusion

    Digital Fusion is a business and information technology consulting company helping its customers make the most of technology to access business information, enhance the performance of their human resources and meet their business needs.
    Digital Fusion provides a range of services in business process and application strategy and development, including Application Development and Data Management, Systems Integration and IT Support. Based in the eastern U.S., Digital Fusion has offices in Washington D.C., Philadelphia, Orlando, Huntsville, and New Jersey. For additional information about Digital Fusion visit http://www.digitalfusion.com.

    Forward Looking Statements. All statements other than statements of historical fact included in this release are forward-looking statements. When used in this release, words such as "anticipate," "believe," "estimate," "expect," "intend" and similar expressions, as they relate to the Company or its management, as well as assumptions made by and information currently available to the Company's management, identify forward-looking statements. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors including, but not limited to: the effect of business and economic conditions; the impact of competitive products and pricing; and capacity and supply constraints or difficulties. Such statements reflect the current views of the Company with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the Company.



                         DIGITAL FUSION, INC.
                 Condensed Consolidated Balance Sheets
                   (in thousands, except share data)

                                           September 30,
                                               2003      December 31,
    ASSETS                                  (unaudited)      2002
                                           ------------- -------------
Current assets:
  Cash and cash equivalents                $        285  $        653
  Accounts receivable (net of allowance
    for doubtful accounts of $357 in
    2003 and $325 in 2002)                          891           978
  Other current assets                               55            87
                                           ------------- -------------
    Total current assets                          1,231         1,718
Property and equipment, net                          36           185
Intangible assets, net                            3,347         3,347
Other assets                                         12            28
                                           ------------- -------------
    Total assets                           $      4,626  $      5,278
                                           ============= =============

    LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses    $        786  $        930
  Current maturities of long-term debt              611           808
  Deferred revenue                                   21            21
                                           ------------- -------------
    Total current liabilities                     1,418         1,759
Interest payable - long term                         27            86
Long-term debt, less current maturities             813           517
Pension obligation                                  280           280
                                           ------------- -------------
    Total liabilities                             2,538         2,642
                                           ------------- -------------

Stockholders' equity:
  Common stock, $.01 par value, authorized
    16,000,000 shares, 7,167,671 shares
    issued and outstanding                           72            72
  Additional paid in capital                     39,919        39,904
  Accumulated deficit                           (37,903)      (37,340)
                                           ------------- -------------
    Total stockholders' equity                    2,088         2,636

                                           ------------- -------------
    Total liabilities and stockholders'
      equity                               $      4,626  $      5,278
                                           ============= =============


                         DIGITAL FUSION, INC.
            Condensed Consolidated Statements of Operations
    For the three and nine months ended September 30, 2003 and 2002
          (unaudited, in thousands, except per share amounts)

                           Three months ended     Nine months ended
                              September 30,          September 30,
                          ---------------------  ---------------------
                             2003       2002        2003       2002
                          ---------- ----------  ---------- ----------
Revenues:
  Consulting              $   1,484  $   2,131   $   4,672  $   7,497
  Product                       174          -         232          -
                          ---------- ----------  ---------- ----------
    Total revenue             1,658      2,131       4,904      7,497
                          ---------- ----------  ---------- ----------
Cost of services and
  goods sold:
  Consulting                  1,092      1,696       3,577      5,771
  Product                       165          -         220          -
                          ---------- ----------  ---------- ----------
    Total cost of
      services and goods
      sold                    1,257      1,696       3,797      5,771
                          ---------- ----------  ---------- ----------
    Gross profit                401        435       1,107      1,726
                          ---------- ----------  ---------- ----------
Operating expenses:
  Selling, general and
    administrative              386        724       1,516      2,438
  Severance and
    restructuring                 -          -           -       (182)
  Gain on forgiveness of
    debt                          -        (46)          -     (1,585)
                          ---------- ----------  ---------- ----------
    Total operating
      expenses                  386        678       1,516        671
                          ---------- ----------  ---------- ----------
    Operating income
      (loss)                     16       (243)       (408)     1,055
Interest expense, net            49         18         154         39
                          ---------- ----------  ---------- ----------
    Income (loss) before
      income taxes              (34)      (261)       (563)     1,016
Income tax benefit                -          -           -          -
                          ---------- ----------  ---------- ----------
    Net income (loss)     $     (34) $    (261)  $    (563) $   1,016
                          ========== ==========  ========== ==========

Basic earnings (loss) per
  share                   $   (0.00) $   (0.04)  $   (0.08) $    0.14
                          ========== ==========  ========== ==========
Basic weighted average
  common shares
  outstanding                 7,168      7,164       7,168      7,164
                          ========== ==========  ========== ==========

Diluted earnings (loss)
  per share               $   (0.00) $   (0.04)  $   (0.08) $    0.13
                          ========== ==========  ========== ==========
Diluted weighted average
  common shares
  outstanding                 7,168      7,164       7,168      7,693
                          ========== ==========  ========== ==========

    CONTACT: Digital Fusion, Inc., Huntsville
             Roy E. Crippen, 256/837-2620
             rcrippen@digitalfusion.com